                                                                   Exhibit 23(i)

                                     DECHERT
                              1775 Eye Street, N.W.
                             Washington, D.C. 20006

June 28, 2002


SmithGraham Institutional Funds
400 Bellevue Parkway
Wilmington, Delaware 19809

Gentlemen:

As counsel to SmithGraham Institutional Funds (the "Trust"), we are familiar with the Trust's registration under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares of beneficial interest under the Securities Act of 1933, as amended (File No. 333-89610) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we have deemed appropriate.

On the basis of the foregoing, we are of the opinion that the shares of beneficial interest of the Trust being registered under the Securities Act of 1933 in Pre-Effective Amendment No. 1 to the Registration Statement will, when sold, be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion with and as part of Pre-Effective Amendment No. 1 to the Registration Statement.

Very truly yours,



/s/ Dechert